Exhibit 10.23

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS Amended and Restated Employment Agreement (the “Agreement”), effective as of the 1st day of February, 2008, is by and between GETTY IMAGES, INC., a Delaware corporation (the “Company”), whose principal executive offices are located at 601 N. 34th Street, Seattle, WA 98103, and Jeffrey L. Beyle, an individual (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive is presently serving as Senior Vice President, Business Development & APAC Sales, of the Company; and

WHEREAS, the Executive and the Company have previously entered into an Employment Agreement effective as of August 1, 2002 (the “Prior Agreement”); and

WHEREAS, both parties desire that the terms and conditions of the Executive’s employment with the Company be governed by the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1. Employment and Duties.

(a) General. With effect from the date set forth above (the “Effective Date”), Executive agrees upon the terms and conditions herein set forth to continue to serve as Senior Vice President, Business Development & APAC Sales, of the Company and shall perform all duties customarily appurtenant to such position. In such capacity, the Executive shall report directly and only to the Chief Executive Officer of the Company. The Executive’s principal place of business shall be 601 N. 34th Street, Seattle, Washington 98103.

(b) Services and Duties. For so long as the Executive is employed by the Company hereunder, and except as otherwise expressly provided in Section 1(c) below, the Executive shall devote Executive’s full business time to the performance of Executive’s duties hereunder; shall faithfully serve the Company; shall in all material respects conform to and comply with the lawful and good faith directions and instructions given to Executive by Executive’s direct supervisor and shall use Executive’s best efforts to promote and serve the interests of the Company.

(c) No Other Employment. For so long as Executive is employed by the Company, Executive shall not, directly or indirectly, render services to any other person or organization for which he receives compensation without the prior approval of the Executive’s direct supervisor. No such approval will be required if the Executive seeks to perform inconsequential services without direct compensation therefore in connection with the management of personal investments or in connection with the performance of charitable and civic activities, provided that such activities do not contravene the provisions of Section 6 hereof.

(d) Payment for Services to be Performed. Compensation to be paid under this Agreement shall be made with regard to all the Executive’s services to be provided to the Company globally.

2. Term of Employment. The term of the Executive’s employment under this Agreement (the “Term”) commenced on August 1, 2002 and the parties intend that it continue until it is terminated by either party giving the other written notice of termination in accordance with the requirements of this Agreement. Except with respect to Sections 6 of this Agreement (which shall continue to apply for the period specified therein and shall continue to be governed by the applicable provisions of Section 7), to the extent it has not otherwise already terminated, this Agreement shall in all events terminate, all payments to the extent required hereunder shall have been made, all conditions shall either have been satisfied or deemed incapable of satisfaction using commercially reasonable efforts, and all rights and obligations of the parties shall cease, on the later to occur of (i) two-and-one-half months after the end of the Company’s fiscal year during which a Change in Control (as defined in Section 4(c) below) occurs, or (ii) two-and-one-half months after the end of the Executive’s taxable year in which a Change in Control occurs. All severance obligations of the Company on the termination of either Executive’s employment or this Agreement, if any, are set forth in Section 4 below.

3. Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for all services rendered hereunder:

(a) Salary. The Company shall pay to the Executive an annual salary (the “Salary”) at the initial rate of Three Hundred Forty Thousand Dollars ($340,000), payable to the Executive in accordance with the normal payroll practices of the Company for its executive officers as are in effect from time to time. The amount of the Executive’s Salary shall be reviewed annually by Executive’s supervisor on or about April 1 of each year during the Term beginning in the 2008 calendar year.

(b) Annual Bonus. The Executive shall be eligible for each calendar year thereafter that begins with the Term to participate in an annual incentive bonus program established by the Company in accordance with the policies of the Company and subject to such terms, conditions and performance targets as may be recommended by the Chief Executive Officer (“CEO”) and approved annually by the Compensation Committee of the Board (the “Compensation Committee”). Under the terms of the annual incentive bonus program, the Executive shall be eligible to earn a target bonus of forty percent (40%) of Executive’s Salary (the “Bonus”) in effect for the applicable calendar year. To the extent, during any period, that any Bonus amount is earned and becomes payable in accordance with the terms of the program under which it is offered, and unless otherwise specified in the written document reflecting the bonus arrangement with respect to the applicable performance period, any bonus payment earned by Executive will be paid by March 15th of the year following the calendar year in which it becomes payable as a result of Executive’s vesting in the right to the payment.

(c) Expenses. The Company acknowledges that the successful operation of its business may require Executive to incur reasonable business expenses while rendering services to the Company for such things as business travel, lodging, meals and other business expenses. Executive shall be reimbursed by the Company for such expenses after presentation of appropriate receipts and statements, according to the procedures established by the Company.

(d) Vacation. The Company shall provide Executive with twenty (20) days of vacation with pay during each year of Executive’s employment under this Agreement. In the event Executive ceases to be an employee of the Company for any reason, Executive shall not be paid in lieu of accumulated vacation days.

(e) Other Specific Benefits and Perquisites. Executive and the CEO shall agree to any benefits to be provided to Executive pursuant to this Section 3(e), subject to approval by the Compensation Committee. In addition, Executive will be eligible to participate in any deferred compensation plan adopted by the Company for its senior executives.

(f) Medical and Other Related Benefits. The Company shall provide Executive with Company disability and health insurance and sick leave benefits consistent with those granted to other senior executives of the Company.

4. Termination of Employment. Subject to the notice and other provisions of this Section 4, the Company shall have the right to terminate Executive’s employment hereunder, and Executive shall have the right to resign, at any time for any reason or for no stated reason.

(a) Termination for Cause; Resignation Without Good Reason.

(i) If the Executive’s employment is terminated by the Company for Cause or if the Executive resigns from Executive’s employment hereunder without Good Reason (as defined in Section 4(b)(ii) below), Executive shall be entitled to payment of Executive’s Salary through and including the date of termination or resignation as well as any un-reimbursed expenses that have been properly submitted in accordance with Company policy for reimbursement. Except to the extent required by the terms of any applicable compensation or benefit plan or program or as otherwise required by applicable law, the Executive shall have no rights under this Agreement or otherwise to receive any other compensation or to participate in any other plan, program or arrangement after such termination or resignation of employment with respect to the year of such termination or resignation and later years.

(ii) Termination for “Cause” shall mean termination of the Executive’s employment with the Company because of (A) willful, material or persistently repeated non-performance of the Executive’s duties to the Company (other than by reason of the incapacity of the Executive due to physical or mental disability) after notice of such failure and the Executive’s non-performance and continued, willful, material or persistent repeated non-performance after such notice, (B) the indictment of the Executive for a felony offense, (C) the commission by the Executive of fraud against the Company or any willful misconduct that brings the reputation of the Company into serious disrepute or causes the Executive to cease to be able to perform Executive’s duties, or (D) any other material breach by the Executive of any material term of this Agreement.

(iii) Termination of the Executive’s employment for Cause shall be communicated by delivery to the Executive of a written notice from the Company stating that the Executive has been terminated for Cause, specifying the particulars thereof and the effective date of such termination. The date of a resignation by the Executive without Good Reason shall be the date specified in a written notice of resignation from the Executive to the Company. The Executive shall provide at least 30 days advance written notice of resignation without Good Reason.

(b) Involuntary Termination.

(i) If the Company terminates the Executive’s employment for any reason other than Disability or Cause or Executive resigns from Executive’s employment hereunder for Good Reason (collectively hereinafter referred to as an “Involuntary Termination”)

other than in a circumstance giving rise to benefits under Section 4(c) below, the Company shall pay to the Executive Executive’s annual Salary through and including the date on which his or her employment terminates (“Termination Date”) within 30 days following the Termination Date, and will pay within 30 days following the Termination Date any un-reimbursed expenses which have properly been submitted for reimbursement under standard Company procedures within 10 days after the Termination Date. In addition, and subject to the requirement that the Executive shall have first delivered to the Company an effective general release of all claims against the Company in substantially the form attached hereto as Exhibit A (a “Release”), the Company shall pay to the Executive as severance within forty-five (45) days after the Termination Date a lump-sum payment in an amount equal to the sum of (i) Executive’s annual Salary at the rate in effect immediately prior to such Involuntary Termination, plus (ii) fifty percent (50%) of the Executive’s Bonus based on the target amount for which the Executive is eligible as described in Section 3(b) above, plus (iii) an amount equal to the Executive’s Accrued Bonus, where “Accrued Bonus” means the lesser of (A) the target amount for which the Executive is eligible as described in Section 3(b) above, or (B) the bonus Executive would receive if the Company achieved its most recent internal forecast for the full year for any portion(s) of the bonus based on the Company’s performance and the target amount for any portion(s) of the bonus based on the Executive’s individual performance, in the case of both (A) and (B) pro rated using the number of whole months in the applicable calendar year that the Executive was employed by the Company (through the Termination Date). Notwithstanding anything to the contrary set forth in this Agreement in general and in this Section 4(b) in particular, all cash payments to be made under this Section 4(b) shall be made or prior to the later to occur of (i) two-and-one-half months after the end of the Company’s fiscal year during which the Involuntary Termination occurs, or (ii) two-and-one-half months after the end of the Executive’s taxable year in which the Involuntary Termination occurs.

(ii) Resignation for “Good Reason” shall mean resignation by Executive because of (A) an adverse and material change in the Executive’s duties, (B) a material breach by the Company of a term of this Agreement, (C) the failure of the Company to pay the Executive any material amount of compensation when due, (D) a material reduction in either Executive’s base salary or in the Executive’s target bonus for which the Executive is eligible as described in Section 3(b) above, or (E) a relocation of the Executive’s principal place at which he performs services for the Company as specified hereunder by more than thirty-five (35) miles from its prior location without Executive’s prior written consent. The Executive shall provide the Company with written notice that he or she intends to resign for Good Reason within the Notice Period (as defined below), and such notice shall specifically identify the provision(s) (A) through (E) under which such notice is triggered, and the Company shall have 30 days from the date of receipt of this notice to cause a cure of such events or circumstances. If the Company is able and elects to cure within such 30-day period, then the Executive shall no longer have Good Reason to resign under this Agreement. The “Notice Period” shall mean the period beginning on the date of the first occurrence of the event(s) or circumstance(s) giving rise to Good Reason and ending on the 90th day thereafter.

(iii) The date of termination of employment without Cause shall be the date specified in a written notice of termination to the Executive. The date of resignation for Good Reason shall be the date specified in a written notice of resignation from the Executive to the Company (which date shall be thirty (30) days following the date of the expiration of the Company’s 30-day cure period referred to above); provided, however, that no such written notice shall be effective unless the cure period specified in Section 4(b)(ii) above has expired without the Company having corrected the event(s) or circumstance(s) subject to cure.

(c) Termination following a Change in Control. In the event of a Change in Control (defined as it is for purposes of the Getty Images, Inc. 2005 Incentive Plan or its successor plan), the Executive shall have the right to resign Executive’s employment with the Company by providing the Company (or its successor, as applicable) with written notice of his intent in such regard within the Change in Control Notice Period. The “Change in Control Notice Period” shall mean the period beginning on the effective date of the Change in Control and ending on the earlier to occur of (1) 90 days following such effective date or (2) January 15th of the year next following the year in which such effective date occurred. If Executive so resigns his employment, such written notice shall specify an employment termination date which date shall be at least fifteen (15) days following the date of the written notice and no more than the lesser of (x) sixty (60) days or (y) until January 30th following the year in which the effective date of the Change of Control occurred. The Company (or its successor) shall pay to the Executive Executive’s Salary through and including the Termination Date as well as any un-reimbursed expenses that have been properly submitted in accordance with Company policy for reimbursement. In addition, and provided that the Executive first delivers an effective Release, and further subject to the conditions set forth in the final sentence of this Section 4(c), the Company (or its successor) shall pay to the Executive within forty-five (45) days of the employment termination date a lump sum payment in an amount equal to the sum of (A) two times Executive’s annual Salary at the rate in effect immediately prior to the Change in Control, plus (B) one times the Executive’s Bonus based on the target amount for which the Executive is eligible as described in Section 3(b), plus (C) an amount equal to the Executive’s Accrued Bonus. As per the terms of the Company’s 2005 Incentive Plan, in the event of a Change in Control, all unvested options and other equity awards then outstanding shall become fully vested and/or exercisable as of the date of the Change in Control, whether or not then otherwise vested and/or exercisable provided, however, that no stock option shall be exercisable after the expiration of applicable term set forth in the Stock Option Plan and any applicable award agreement. Notwithstanding anything to the contrary set forth in this Agreement in general and in this Section 4(c) in particular, all cash payments to be made under this Section 4(c) (A) shall be made on or prior to the later to occur of (i) two-and-one-half months after the end of the Company’s fiscal year during which a Change in Control (as defined in Section 4(c) below) occurs, or (ii) two-and-one-half months after the end of the Executive’s taxable year in which a Change in Control occurs; (B) are subject to Section 7(n) below; and (C) are further subject to the condition that neither the Company nor any successor will have any obligation to pay any amount unless the Executive has first delivered an effective Release.

(d) Termination Due to Disability. In the event of the Executive’s Disability (as hereinafter defined), the Company shall be entitled to terminate Executive’s employment on providing the Executive with six months’ prior written notice. In addition to payment of Salary through and including the date of termination and any un-reimbursed business expenses that have been properly submitted in accordance with Company policy for reimbursement, Executive will be entitled to receive within thirty (30) days after the termination date a lump sum payment in an amount equal to Executive’s annual Salary at the rate in effect immediately prior to the Disability, less any amounts paid to the Executive under any disability plan of the Company. As used in Section 4(d), the term “Disability” means (1) Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (2) that Executive is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under any accident or health plan covering employees of the Company. Any dispute as to whether or not the Executive is disabled within the meaning of the preceding sentence shall be resolved by a physician reasonably satisfactory to the Executive and the Company, and the determination of such physician shall be final and binding upon both the Executive and the Company.

(e) Beneficiary. Executive will not be entitled to any benefits under this Agreement upon his death, nor will his employment termination as a result of his death be deemed to be a termination triggering any benefits under either Section 4(b), 4(c) or 4(d). In the event of Executive’s death following his having become entitled to benefits under Section 4(b), 4(c) or 4(d), his Beneficiary will thereafter be entitled to receive any such as yet unpaid benefits. For purposes of this Agreement, “Beneficiary” shall mean the person or persons designated in writing by the Executive to receive benefits under a plan, program or arrangement or to receive the balance of the payments specified in this section 4, if any, in the event of the Executive’s death, or, if no such person or persons are designated by the Executive, the Executive’s estate. No beneficiary designation shall be effective unless it is in writing and received by the Company prior to the date of the Executive’s death.

5. Limitation on Payments.

Notwithstanding any other provisions of this Agreement, if either the Company or the Executive receives confirmation from the Company’s independent tax counsel or its certified public accounting firm (the “Tax Advisor”), that any termination benefit granted by the Company to the Executive under this Agreement or otherwise would be considered to be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or any successor statute then in effect (the “Code”), then the following rules shall apply:

(i) The Company shall compute the net value to the Executive of all such termination benefits after reduction of the excise taxes imposed by Section 4999 of the Code and for any income taxes that would be imposed on Executive if such termination benefits constituted Executive’s sole taxable income.

(ii) The Company shall next compute the maximum amount of termination benefits that can be provided without any benefits being characterized as Excess Parachute Payments and reduce the result by the amount of any income taxes that would be imposed on Executive if such reduced termination benefits constituted Executive’s sole taxable income.

If the result derived in subparagraph (i) is greater than the result derived in subparagraph (ii), then the Company shall provide Executive the full amount of termination benefits without reduction. If the result derived from subparagraph (i) is not greater than the result derived in subparagraph (ii), then the Company shall provide the Executive the maximum amount of termination benefits that can be provided without any termination benefits being characterized as “excess parachute payments.”

6. Protection of the Company’s Interests.

(a) No Competing Employment.

(i) In consideration for the benefits provided by this Agreement, which would not have been provided absent Executive’s consent to the covenant to not compete outlined in this Section 6, Executive agrees that for so long as Executive is employed by the Company and for a period of six (6) months following the final day of Executive’s employment with the Company, Executive shall not directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, those companies (or such companies’ successors or assigns) listed in the “Competition” section of the Company’s most recent Form 10-K or 10-Q filing with the Securities and Exchange Commission (or any similar such section), or that provide services or goods provided by the Company as of the effective date of Executive’s termination of employment. This Section 6(a) shall not prescribe the Executive’s ownership, either directly or indirectly, of either less than five percent of any class of securities which are listed on a national securities exchange or quoted on the automated quotation system of the National Association of Securities Dealers, Inc. or any limited partnership investment over which the Executive has no control.

(ii) All determinations regarding enforcement, waiver or modification of this Section 6 shall be made in the Company’s sole discretion. Determinations made under this Section 6 need not be uniform and may be made selectively among individuals, whether or not such individuals are similarly situated. Executive agrees that this Section 6 is reasonable and agrees not to challenge the reasonableness of this Section 6, even where forfeiture of any compensation and/or benefits is the penalty for violation.

(iii) Executive understands and agrees that these provisions are reasonable and do not unduly restrain Executive from obtaining subsequent employment or injure the public interest. Executive acknowledges that the Company is a multi-national concern that conducts business in locations throughout the world. Executive acknowledges that in working for the Company Executive may perform services in more than one city, state or country, and/or will gain access to Confidential Information that pertains not only to the specific area in which Executive lives and/or works but also to other cities, states and countries in which the Company does business. The parties acknowledge that due to the character of the Company’s business, a geographic restriction on this non-compete would not adequately protect the Company’s legitimate business interests. The protections stated herein are intended to protect the Company to the fullest extent possible in all of the cities, states, and countries in which the Company does business.

(b) No Interference. During the Restricted Period, in circumstances where the Executive receives a payment pursuant to Section 4(b), 4(c) or 4(d) or Executive’s employment is terminated for Cause, and in no other circumstances, the Executive shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company), intentionally solicit, endeavor to entice away from the Company or otherwise interfere with the relationship of the Company with, any key person or team who is employed by or otherwise engaged to perform services for the Company or any key person or team or entity who, is, or was within the then most recent twelve-month period, a customer, client or supplier of the Company.

(c) Confidentiality. The Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary in that, by reason of Executive’s employment hereunder, Executive may acquire confidential information and trade secrets concerning the operation of the Company, the use or disclosure of which could cause the Company substantial losses and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, the Executive covenants and agrees with the Company that Executive will not at any time, except in performance of the Executive’s obligations to the Company hereunder or with the prior written consent of the CEO, directly or indirectly disclose to any person any secret or confidential information that Executive may learn or has learned by reason of Executive’s association with the Company. The term “confidential information” means any information not previously disclosed to the public or to the trade by the Company with respect to the Company’s, or any of its affiliates’ or subsidiaries’, products, facilities and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, financial information (including the revenues, costs or profits associated with any of the Company’s products), business plans, prospects or opportunities.

(d) Exclusive Property. The Executive confirms that all confidential information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by the Executive relating to the business of the Company shall be and remain the property of the Company. Upon the termination of his employment with the Company or upon the request of the Company at any time, the Executive shall promptly deliver to the Company, and shall not without the consent of the CEO retain copies of, any written materials not previously made available to the public, or records and documents made by the Executive or coming into Executive’s possession concerning the business or affairs of the Company; provided, however, that subsequent to any such termination, the Company shall provide the Executive with copies (the cost of which shall be borne by the Executive) of any documents which are requested by the Executive and which the Executive has determined in good faith are (i) required to establish a defense to a claim that the Executive has not complied with his duties hereunder or (ii) necessary to the Executive in order to comply with applicable law.

(e) Assignment of Developments. All “Developments” (as defined below) that were or are at any time made, conceived or suggested by Executive, whether acting alone or in conjunction with others, during Executive’s employment with the Company shall be the sole and absolute property of the Company, free of any reserved or other rights of any kind on the part of Executive. During Executive’s employment and, if such Developments were made, conceived or suggested by Executive during Executive’s employment with the Company, thereafter, Executive shall promptly make full disclosure of any such Developments to the Company and, at the Company’s cost and expense, do all acts and things (including, among others, the execution and delivery under oath of patent and copyright applications and instruments of assignment) deemed by the Company to be necessary or desirable at any time in order to effect the full assignment to the Company of Executive’s right and title, if any, to such Developments. For purposes of this Agreement, the term “Developments” shall mean all data, discoveries, findings, reports, designs, inventions, improvements, methods, practices, techniques, developments, programs, concepts, and ideas, whether or not patentable, relating to the activities of the Company of which Executive is as of the date of this Agreement aware or of which Executive becomes aware at any time during the Term, excluding any Development for which no equipment, supplies, facilities or confidential information of the Company was used and which was developed entirely on Executive’s own time, unless (i) the Development relates directly to the business of the Company, (ii) the Development relates to actual or demonstrably anticipated research or development of the Company, or (iii) the Development results from any work performed by Executive for the Company (the foregoing is agreed to satisfy the written notice and other requirements of Section 49.44.140 of the Revised Code of Washington).

(f) Injunctive Relief. Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in this Section 6 may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 6 or such other relief as may be required to specifically enforce any of the covenants in this Section 6. Without intending to limit the remedies available to the Executive, the Executive shall be entitled to seek specific performance of the Company’s obligations under this Agreement.

(g) Compliance with Applicable Securities Laws. The Executive shall during the continuance of Executive’s employment (and shall procure that Executive’s spouse or partner and Executive’s minor children shall comply) with all applicable rules of law, stock exchange regulations and codes of conduct applicable to employees, officers and directors of the Company and the Company for the time being in force in relation to dealings in the shares, debentures and other securities of the Company or any unpublished share price sensitive information affecting the securities of any other company with which the Company has dealings (provided that the Executive shall be entitled to exercise any options granted to Executive under any share option plan established by the Company or any member of the Company, subject to the rules of such plan (including without limitation the right of the Company to refrain from issuing shares of stock to the Executive under a stock plan award if the Company cannot do so in compliance with all applicable securities laws)).

(h) Compliance with Company Policy. During the continuance of Executive’s employment, Executive shall observe the terms of any policy issued by the Company in relation to payments, rebates, discounts, gifts, entertainment or other benefits from any third party in respect of any business transacted or proposed to be transacted (whether or not by Executive) by or on behalf of the Company or any member of the Company.

7. General Provisions.

(a) Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. Executive shall have no right, title or interest whatever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company; provided, however, that this provision shall not be deemed to waive or abrogate any preferential or other rights to payment accruing to the Executive under applicable bankruptcy laws by virtue of the Executive’s status as an executive of the Company.

(b) No Other Severance Benefits. Except as specifically set forth in this Agreement, the Executive covenants and agrees that Executive shall not be entitled to any other form of severance benefits from the Company, including, without limitation, benefits otherwise payable under any of the Company’s regular severance policies, in the event Executive’s employment hereunder ends for any reason and, except with respect to obligations of the Company expressly provided for herein, the Executive unconditionally releases the Company and its subsidiaries and affiliates, and their respective directors, officers, executives and stockholders, or any of them, from any and all claims, liabilities or obligations under this Agreement or under any severance or termination arrangements of the Company or any of its subsidiaries or affiliates for compensation or benefits in connection with Executive’s employment or the termination thereof.

(c) Tax Withholding and Gross-Up. Payments to the Executive of all compensation contemplated under this Agreement shall be subject to all applicable tax withholding and any cash payments shall be made net of any such withholdings. If it is determined that any payment made or benefit provided to Executive pursuant to Section 3(c) or 3(f) is subject to any income tax payable by Executive under any United States federal, state, local or other law, then Executive shall receive a tax gross-up payment with respect to such taxes. The tax gross-up payment will be an amount such that, after payment of taxes on such payment, there remains a balance sufficient to pay the taxes being reimbursed. Any such tax gross-up payments will be made at the time Executive’s US federal income tax return for the applicable calendar year is filed; provided that in all events any amount due under this Section 7(c) will be paid by March 15th of the year next following the date in which the expense was incurred.

(d) Notices. Any notice hereunder by either party to the other shall be given in writing by personal delivery, email delivery, or certified mail, return receipt requested, or (if to the Company) by facsimile, in any case delivered to the applicable address set forth below:

To the Company:	Getty Images, Inc.
Attn: Chief Executive Officer
601 N. 34th Street
Seattle, Washington 98103
Facsimile 1-206-925-5623
jonathan.klein@gettyimages.com

To the Executive:	Jeffrey L. Beyle
jeff.beyle@gettyimages.com

or to such other persons or other addresses as either party may specify to the other in writing.

(e) Representation by Executive. Executive represents and warrants that Executive’s entering into this Agreement does not, and that Executive’s performance under this Agreement and consummation of the transactions contemplated hereby will not, violate the provisions of any agreement or instrument to which the Executive is a party, or any decree, judgment or order to which the Executive is subject, and that this Agreement constitutes a valid and binding obligation of the Executive in accordance with its terms.

(f) Limited Waiver. The waiver by the Company or Executive of a violation of any of the provisions of this Agreement, whether express or implied, shall not operate or be construed as a waiver of any subsequent violation of any such provision.

(g) Assignment; Assumption of Agreement. No right, benefit or interest hereunder shall be subject to assignment, encumbrance, charge, pledge, hypothecation or setoff by Executive in respect of any claim, debt, obligation or similar process. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume expressly and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(h) Amendment; Actions by the Company. This Agreement may not be amended, modified or canceled except by written agreement of Executive and the Company. Any and all determinations, judgments, reviews, verifications, adjustments, approvals, consents, waivers or other actions of the Company required or permitted under this Agreement shall be effective only if undertaken by the CEO.

(i) Severability. If any term or provision hereof is determined to be invalid or unenforceable in a final court or arbitration proceeding, (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

(j) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington (determined without regard to the choice of law provisions thereof).

(k) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes all prior agreements (including the Prior Agreement) and understandings of the parties with respect to the subject matter hereof.

(l) Headings. The headings and captions of the sections of this Agreement are included solely for convenience of reference and shall not control the meaning or interpretation of any provisions of this Agreement.

(m) Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed an original, but both such counterparts shall together constitute one and the same document.

(n) Code Section 409A Matters. Notwithstanding any provision of this Agreement to the contrary, if, at the time of Executive’s “separation of service” (as defined under Code Section 409A) with the Company, Executive is a “specified employee” (as defined in Code Section 409A) and the deferral of the payment or commencement of payment of any severance payments or benefits otherwise payable pursuant to this Agreement (when considered together with any other severance payments or separation benefits that may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”)) as a result of such separation of service is necessary in order to prevent any accelerated income recognition or additional tax under Code Section 409A(a)(1), then the Company will not pay or commence any payment of any such Deferred Compensation Separation Benefits otherwise required hereunder (but without any reduction in such payments or benefits ultimately paid or provided to Executive) that will not and may not under any circumstances, regardless of when such separation of service occurs, be paid in full by March 15th of the year following Executive’s separation of service until the first payroll date that occurs after the date that is six (6) months following Executive’s separation of service date. If any Deferred Compensation Separation Benefits are delayed under the prior sentence, such amounts will be paid in a lump sum to Executive on the earliest of (x) Executive’s death following the date of Executive’s separation of service date or (y) the first payroll date that occurs after the date that is six (6) months following the date of Executive’s separation of service with the Company. For these purposes, each Deferred Compensation Separation Benefits is designated as a separate payment or benefit and will not collectively be treated as a single payment or benefit. This paragraph is intended to comply with the requirements of Section 409A of the Code so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A(a)(1) of the Code and any ambiguities herein will be interpreted to so comply. In furtherance of this interest, to the extent that any regulations or other guidance issued under Code Section 409A after the Effective Date would result in the Executive being subject to payment of interest or tax penalties under Code Section 409A, the parties agree to amend this Agreement if such amendment is legally permissible and will, or reasonably may (based on the determination of the Company), bring this Agreement into compliance with Code Section 409A.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first written above.

GETTY IMAGES, INC.

By:	/s/ JONATHAN D. KLEIN
Name:	Jonathan D. Klein
Title:	Chief Executive Officer

EXECUTIVE

By:	/s/ JEFFREY L. BEYLE
Name:	Jeffrey L Beyle
Title:	SVP, Business Development & APAC Sales

EXHIBIT A

GETTY IMAGES, INC.

FORM OF WAIVER AND RELEASE AGREEMENT

Pursuant to this Waiver and Release Agreement (the “Release”), and in consideration of, and as a condition to receiving, the benefits set forth in that certain Amended and Restated Employment Agreement (the “Agreement”), dated January 28, 2008 between Jeffrey L. Beyle (the “Executive”) and Getty Images, Inc. (the “Company”) and subject to the terms and conditions hereof, Executive hereby fully releases and discharges the Company, its officers, directors, stockholders, employees, agents, affiliates, representatives and successors (“Released Parties”) from any and all debts, liabilities, obligations, promises, actions or claims of whatever kind or nature that existed or may have existed as of the Effective Date (as defined below) of this Release, including but not limited to all claims arising in any way out of Executive’s employment with the Company and the termination thereof. Executive makes this commitment even though Executive understands that Executive may not, as of this date, know all of the claims Executive may lawfully have against the Released Parties and that Executive is relinquishing the right to pursue any claims which Executive could have pursued before courts without having the opportunity to pursue those claims to a trial and have the damages, if any, set by a judge and/or jury. This release is intended to be as broad as the law allows and includes, without limitation, any claims pursuant to statute or otherwise for attorneys’ fees and costs.

The matters waived and released by this Release include, but are not limited to, any claims for wages, bonuses, compensation, employment benefits and/or damages of any kind whatsoever, arising out of any contract, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of wrongful discharge, any violation of public policy, any theories of defamation, personal injury or emotional distress, any legal restriction on the Company’s right to terminate Executives, or any federal, state or other federal, state, or local statute or ordinance governing employment, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Chapter 49.60 of the Revised Code of Washington, all federal, state, and local laws prohibiting discrimination, and any other legal limitation on the employment relationship.

In accordance with the Older Workers’ Benefit Protection Act, Executive and Company agree that: (i) Executive specifically intends to knowingly and voluntarily waive any rights he may have under the Age Discrimination in Employment Act (“ADEA”), and he intends to release Released Parties from any and all claims for damages or other remedies he may have under the ADEA; (ii) Company hereby advises Executive to consult with and obtain the advice of an attorney of his choice before signing this Release; (iii) Executive has been offered a period of twenty-one (21) days to consider whether to accept the terms of this Release, and by executing this Release on the day below, has waived the balance of that period, if any; and (iv) Executive may revoke this Release within seven (7) calendar days of execution of this Release. If Executive does so, the entire Release becomes invalid and unenforceable and no benefits hereunder will be provided to Executive. The Release becomes effective on the eighth day (the “Effective Date”) after Executive signs it.

This Release shall not waive or release (i) claims where the events in dispute first arise after execution of this Release; (ii) claims relating to indemnification to which Executive may be entitled to under state law, the Company’s articles of incorporation or bylaws, or pursuant to an indemnification agreement with the Company; or (iii) claims which cannot under applicable law be waived. Further, this waiver and release shall not preclude Executive or the Company from filing or enforcing rights under the Agreement, nor shall it preclude Executive from filing charges of discrimination with the Equal Employment Opportunity Commission; however, in signing this Release, Executive waives any right to recover monetary damages in connection with any such discrimination filing.

This Release shall be governed by and construed in accordance with the laws of the State of Washington (determined without regard to the choice of law provisions thereof).

Executive hereby acknowledges that Executive has read and understands the foregoing Release and that Executive signs it voluntarily and without coercion. Executive further acknowledges that Executive was given an opportunity to consider and review this Release and to consult with an attorney of Executive’s own choosing concerning the waivers contained in this Release, that Executive has done so and that the waivers made herein are knowing, conscious and with full appreciation that Executive is forever foreclosed from pursuing any of the rights so waived.

Executed this 1st day of February, 2008.

Signature:	/s/ JEFFREY L. BEYLE

Print Full Name:	Jeffrey L. Beyle